As filed with the United States Securities and Exchange Commission on August 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMNEAL PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	32-0546926
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Crossing Boulevard Bridgewater, New Jersey	08807
(Address of Principal Executive Offices)	(Zip Code)

AMNEAL PHARMACEUTICALS, INC. 2018 INCENTIVE AWARD PLAN

(Full title of the plan)

Stephen J. Manzano

Senior Vice President, General Counsel & Corporate Secretary

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

(Name and address of agent of service)

(908) 947-3120

(Telephone number, including area code, of agent for service)

Copies to:

Elizabeth A. Ising

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	14,000,000 (2)	$4.38 (3)	$61,320,000 (3)	$7,959.34 (4)

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended and restated (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) of Amneal Pharmaceuticals, Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by Amneal, which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)	Represents 14,000,000 shares of Class A Common Stock authorized for issuance under the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan.
(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The offering price and aggregate offering price are based on a price of $4.38 per share, which price is an average of the high and low prices of Amneal’s Class A Common Stock as reported on the New York Stock Exchange on August 10, 2020.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Amneal Pharmaceuticals, Inc. (“Amneal”) relating to 14,000,000 shares of its Class A Common Stock, issuable to eligible participants under the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, as amended and restated (the “Plan”), which Class A Common Stock is in addition to the 23,000,000 shares of Class A Common Stock registered on Amneal’s Form S-8 filed with the Securities and Exchange Commission on May 7, 2018 (Commission File No. 333-224700) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of the Class A Common Stock issuable under the Plan, is incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel

The validity of the shares of Class A Common Stock being registered hereby has been passed upon by Stephen Manzano, Senior Vice President, General Counsel and Corporate Secretary of Amneal. Mr. Manzano is an employee and officer of Amneal and owns, or has the right to acquire, a number of shares of Class A Common Stock that represents less than 1% of the total outstanding shares of Common Stock of Amneal. Mr. Manzano is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Amneal’s Certificate of Incorporation (the “Charter”) provides for the mandatory indemnification, to the fullest extent permitted by applicable law, of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Amneal or is or was serving at the request of Amneal as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

However, Amneal will not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against Amneal or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by Amneal’s Board of Directors, (iii) such indemnification is provided by Amneal, in its sole discretion, or (iv) such indemnification is required to be made under the Charter, pursuant to the powers vested in Amneal under the DGCL or any other applicable law.

The Charter provides for mandatory advancement of expenses incurred by any indemnified person; provided the person to whom expenses are advanced undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by Amneal under its Charter or otherwise.

However, no advance will be made by Amneal to an executive officer of Amneal (except when such executive officer is or was a director of Amneal) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Amneal.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities. We have also entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Amneal Pharmaceuticals, Inc. adopted as of May 4, 2018 (incorporated by reference to Exhibit 3.1 to Amneal’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 9, 2018).

4.2	Amended and Restated Bylaws of Amneal Pharmaceuticals, Inc. adopted as of August 3, 2019 (incorporated by reference to Exhibit 3.1 to Amneal’s Current Report on Form 8-K filed on August 5, 2019).

5.1*	Opinion of Stephen J. Manzano.

23.1*	Consent of Counsel (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP Independent Registered Public Accounting Firm.

23.3*	Consent of Crowe LLP- AvKARE, Inc.

23.4*	Consent of Crowe LLP- Dixon-Shane LLC dba R&S Northeast LLC

24.1*	Power of Attorney (included in signature page hereto).

99.1*	Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, as amended and restated.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bridgewater, New Jersey on the 17th day of August, 2020.

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Anastasios Konidaris
Anastasios Konidaris
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anastasios Konidaris and Stephen J. Manzano, and each of them severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and steed, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) promulgated under the Securities Act, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chirag Patel	President, Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	August 17, 2020
Chirag Patel

/s/ Chintu Patel	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	August 17, 2020
Chintu Patel

/s/ Anastasios Konidaris	Executive Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)	August 17, 2020
Anastasios Konidaris

/s/ Paul Meister	Chairman of the Board of Directors	August 17, 2020
Paul Meister

/s/ Jeff George	Director	August 17, 2020
Jeff George

/s/ John Kiely	Director	August 17, 2020
John Kiely

/s/ Kevin Buchi	Director	August 17, 2020
Kevin Buchi

/s/ Gautam Patel	Director	August 17, 2020
Gautam Patel

/s/ Ted Nark	Director	August 17, 2020
Ted Nark

Signature	Title	Date

/s/ Emily Peterson Alva	Director	August 17, 2020
Emily Peterson Alva

/s/ Shlomo Yanai	Director	August 17, 2020
Shlomo Yanai